CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
THREDUP INC.
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
ThredUp Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on January 7, 2009. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 30, 2021 (the “Charter”). Pursuant to Section 242 of the DGCL, this Certificate of Amendment (this “Amendment”) amends certain provisions of the Charter.

2.This Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3.The Charter is hereby amended by adding a new Article XI to read in its entirety as follows:

“ARTICLE XI

“To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of any fiduciary duties as an officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this Article XI, nor the adoption of any provision of the Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

4.All other provisions of the Charter shall remain in full force and effect.

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IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 23rd day of May, 2024.

                        THREDUP INC.

By: /s/ Alon Rotem
Name: Alon Rotem
Title: Chief Legal Officer